CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement (Form N-1A 333-202460 and 811-23036) of our report dated June 26, 2019 on the financial statements and financial highlights of BNY Mellon Core Plus Fund (formerly, BNY Mellon Insight Core Plus Fund) (one of the series comprising BNY Mellon Absolute Insight Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended April 30, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

August 23, 2019